HIGH TIDE INC.

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

High Tide Inc. ("High Tide" or the "Company")
Unit 112, 11127 - 15 Street N.E.
Calgary, Alberta T3K 2M4

Item 2: Date of Material Change

January 7, 2021.

Item 3: News Release

A news release was disseminated on January 7, 2021 and filed on SEDAR at www.sedar.com.

Item 4: Summary of Material Change

The  Company's wholly-owned subsidiary, Meta Growth Corp. ("Meta") has reached a new agreement to extend the maturity of its credit facilities totaling $20,000,000 (the "Credit Facilities") from Opaskwayak Cree Nation to December 31, 2024 at a reduced rate of 10% per annum by removing the annual administration fee of 2.5%. The original Credit Facilities partially matured on December 31, 2022 and obligated Meta to pay an interest rate of 10.0% per annum and an annual administration fee of 2.5%.

Item 5.1: Full Description of Material Change

Please see news release attached as Schedule "A".

Item 5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable.

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

For additional information with respect to this material change, the following person may be contacted:

Raj Grover, President, Chief Executive Officer & Director

Tel: (403) 770-9435 Email: raj@hightideinc.com

Item 9: Date of Report

This report is dated as of the 5th  day of February, 2021.

Schedule "A"

FOR IMMEDIATE RELEASE

High Tide Extends Maturity Date and Reduces Interest Cost of $20 Million Credit Facility

Calgary, AB, January 7, 2021 / CNW / − High Tide Inc. ("High Tide" or the "Company") (TSXV: HITI) (OTCQB: HITIF) (FRA: 2LY), a retail-focused cannabis corporation enhanced by the manufacturing and distribution of consumption accessories, is pleased to announce that the Company's wholly-owned subsidiary, Meta Growth Corp. ("Meta") has reached a new agreement to extend the maturity of its credit facilities totaling $20,000,000 (the "Credit Facilities") from Opaskwayak Cree Nation ("OCN") to December 31, 2024 at a reduced rate of 10% per annum by removing the annual administration fee of 2.5%. The original Credit Facilities partially matured on December 31, 2022 and obligated Meta to pay an interest rate of 10.0% per annum and an annual administration fee of 2.5%.

"Today's announcement marks the third time in just over six months that we have amended an existing debt facility to extend the maturity date by more than a year and simultaneously lower the applicable interest rate.  Our balance sheet has been significantly strengthened by improving the terms of over $40 million in debt facilities as a result of these transactions.  I am grateful for the flexibility shown by our large lenders, which have clearly recognized the rapidly improving fundamentals of the Company and our solid execution. Renegotiating credit facilities on more favourable terms is immediately accretive to shareholders and enables the Company to use more of its cash for growth," said Raj Grover, President and Chief Executive Officer of High Tide. "I appreciate and commend Onekanew Sinclair and the OCN for coming to this agreement and helping to position High Tide for continued success," added Mr. Grover.

"On behalf of the OCN, I am happy to maintain our support for High Tide and excited about the Company's plans for its business and operations in Canada and around the world," said Christian Sinclair, Onekanew (Chief) of OCN and Board Member of High Tide. "I look forward to watching High Tide grow and I am pleased with its acquisition of Meta.  I expect this relationship to continue long into the future," added Onekanew Sinclair.

In addition, High Tide, Meta and OCN agreed to transition the remaining undrawn balance under the Credit Facilities, being $6,750,000 (the "Remaining Credit Balance"), from Meta to High Tide, whereby High Tide will have the ability to draw down on the Remaining Credit Balance directly. As such, High Tide and OCN have entered into a loan agreement with OCN for the Remaining Credit Balance (the "Remaining Credit Facility"), maturing December 31, 2024, which includes the same reduced interest rate of as the Credit Facilities.

The Company's obligations under the Remaining Credit Facility are secured by the assets of the Company and select subsidiaries (the "Debtors"). High Tide's obligations are pursuant to a subordinated security interest (ranking behind the senior creditors of the Debtors) granted in favour of OCN and such other persons who may, from time to time, become a party to the security agreement entered into by the parties in connection with outstanding debt of the Company.

ABOUT HIGH TIDE

High Tide is a retail-focused cannabis company enhanced by the manufacturing and distribution of consumption accessories. The Company is the largest Canadian retailer of recreational cannabis as measured by revenue, with 67 current locations spanning Ontario, Alberta, Manitoba and Saskatchewan. High Tide's retail segment features the Canna Cabana, KushBar, Meta Cannabis Co., Meta Cannabis Supply Co. and NewLeaf Cannabis banners, with additional locations under development across the country. High Tide has been serving consumers for over a decade through its numerous consumption accessory businesses including e-commerce platforms Grasscity.com and CBDcity.com, and its wholesale distribution division under Valiant Distribution, including the licensed entertainment product manufacturer Famous Brandz. High Tide's strategy as a parent company is to extend and strengthen its integrated value chain, while providing a complete customer experience and maximizing shareholder value. Key industry investors in High Tide include Aphria Inc. (TSX:APHA) (NYSE:APHA) and Aurora Cannabis Inc. (NYSE:ACB) (TSX:ACB).

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "should", "anticipate", "expect", "potential", "believe",  "intend" or the negative of these terms and similar expressions. Forward-looking statements in this news release are based on certain assumptions made by High Tide. While High Tide considers these assumptions to be reasonable, based on information currently available, they may prove to be incorrect. Readers are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements also necessarily involve known and unknown risks, including, without limitation, risks associated with general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments involving the retail cannabis markets; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favourable terms; the retail cannabis industries generally; income tax and regulatory matters; the ability of High Tide to implement its business strategy; competition; currency and interest rate fluctuations; the COVID-19 pandemic nationally and globally and the response of governments to the COVID-19 pandemic in respect of the operation of retail stores and other risks.

Readers are cautioned that the foregoing list is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.

Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof, and thus are subject to change thereafter. High Tide disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Factors that could cause anticipated opportunities and actual results to differ materially include, but are not limited to, matters referred to above and elsewhere in High Tide's public filings and material change reports, which are and will be available on SEDAR.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as defined in the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration is available.

CONTACT INFORMATION

High Tide Inc.
Vahan Ajamian

Vice President, Capital Markets

ir@hightideinc.com

Tel. 1 (403) 770-9435; extension 116